Exhibit 99.1

Beacon Energy Holdings, Inc. Reports Second Quarter Financial Results
Wednesday August 20, 8:30 am ET

CRANFORD, N.J.--(BUSINESS WIRE)--Beacon Energy Holdings, Inc. (OTC Bulletin Board: BCOE - News) (“Beacon” or the “Company”), an emerging producer and investor in the developing biodiesel sector, announced its financial results today for the second quarter 2008. For the six month period ended June 30, 2008, the Company reported revenue of approximately $5.1 million and a net loss of approximately $670,000. For the three months ended, June 30, 2008, the Company reported revenue of approximately $5.1 million and a net loss of approximately $375,000.

Commenting on the Company’s results, Dylan K. Remley, Beacon’s President, stated, “We are pleased with the ongoing growth and development of Beacon. During the second quarter of 2008, we completed the acquisition of the former biodiesel production facility of Smithfield Bioenergy in Cleburne, TX (the “Texas Facility”) on May 15, 2008 and a reverse merger with Laurence Associates Consulting, Inc. on June 30, 2008 (the “Merger”). For the 45 day period from May 15, 2008 through June 30, 2008 in which we owned the Texas Facility, we generated in excess of $5 million of revenue. The net loss of approximately $375,000 for the 3 months ended June 30, 2008 is almost entirely attributed to pre-acquisition development expenses and one time costs, including legal and accounting, associated with both the acquisition of the Texas facility and the Merger. Excluding those non-recurring items, on an operating basis our Texas facility performed at approximately a break-even level.”

Mr. Agüero, the Company’s Chairman, continued, “We are optimistic about the long-term growth prospects for both Beacon and the biodiesel industry in general. Pricing and overall trends for both feedstock and animal fats based biodiesel products have improved and continue to remain favorable. The Company has no debt and good access to growth capital to pursue additional opportunistic biodiesel projects and/or acquisitions.”

About Beacon Energy Holdings, Inc.

Beacon Energy Holdings, Inc. (OTCBB: BCOE - News) is engaged in the production and marketing of biodiesel. Beacon’s biodiesel efforts are centered around the utilization and processing of lower grade feedstocks, primarily animal fats such as beef tallow, choice white grease and poultry fat. Since its formation in 2006, Beacon has successfully completed strategic investments in three companies dedicated to the production of biodiesel and one company dedicated to the collection of low cost waste products that may serve as the raw materials for biodiesel. The facilities in which Beacon has invested currently have the capacity to produce more than 15 million gallons of biodiesel per year. Approximately 36% of Beacon’s stock is owned by Metalico, Inc. (AMEX: MEA - News) a rapidly growing holding company that is a leading producer of recycled ferrous and non-ferrous metal.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

Beacon Energy Corp.
Dylan K. Remley / Carlos E. Agüero, 908-497-9990